Exhibit 99.1

Savient Pharmaceuticals Names John H. Johnson Chief Executive Officer

Former ImClone CEO Joins Company From Lilly

EAST BRUNSWICK, N.J., Jan. 25, 2011 /PRNewswire/ — Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) today announced that its board of directors has named John H. Johnson as Chief Executive Officer, effective January 31, 2011. Mr. Johnson will also serve as a member of Savient’s board of directors.

Mr. Johnson brings significant biotechnology business experience to Savient. Most recently, he served as a Senior Vice President of Eli Lilly and Company and President of Lilly Oncology Business Unit. From August 2007 to November 2009, Mr. Johnson was Chief Executive Officer of ImClone Systems, which develops targeted biologic cancer treatments, and served on ImClone’s board of directors until the company was acquired by Lilly in November 2008.

“John is a seasoned and accomplished leader in the biopharmaceutical industry and we are very fortunate to have him join Savient as our CEO,” said Stephen O. Jaeger, Chairman of the Board. “With the depth of his industry experience, we believe John is the right person to help Savient bring KRYSTEXXA™ (pegloticase) to market and realize this novel drug’s full potential, both for our shareholders and those adult patients suffering from chronic gout refractory to conventional therapy. Since securing FDA approval for KRYSTEXXA in September, we have been focused on bringing this exciting new drug to market. John is ideally suited to move us the rest of the way down the road.”

“I am thrilled to be joining Savient at this exciting time,” said Mr. Johnson. “KRYSTEXXA is a product that has potential to make a significant difference in the lives of patients around the world. I look forward to working with the dedicated and talented Savient employees to bring relief to those adult patients suffering from chronic gout refractory to conventional therapy. My focus will be on successfully launching KRYSTEXXA globally in order to build value for all our stakeholders.”

Before joining ImClone, Mr. Johnson served as Company Group Chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit, responsible for commercial businesses including Centocor, Inc., Ortho Biotech Products, L.P., and the Worldwide Strategic Marketing group. Mr. Johnson also served as President of Ortho Biotech Products, L.P. Mr. Johnson currently serves as a director on the boards of Cempra Pharmaceuticals, Tranzyme Pharma and BioNJ.

Paul Hamelin, Savient’s President and most senior officer will continue in his current role at Savient throughout a transition period and then will be leaving the company to pursue other interests. The Board is grateful for Mr. Hamelin’s many contributions since taking over day-to-day operations in November 2008. Foremost among his accomplishments was the FDA’s approval of KRYSTEXXA this past September.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA™ (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University (“Duke”) and Mountain View Pharmaceuticals, Inc. (“MVP”). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S.

FORWARD LOOKING STATEMENTS

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the success of our marketing efforts, and market demand, for KRYSTEXXA are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, our ability to commercialize KRYSTEXXA; our ability to retain the personnel whom we have hired and to hire the remaining personnel necessary to complete the build out of our commercial team; whether we have identified the root cause of the batch failures at our manufacturing facilities; whether the remediation steps that we have taken will eliminate or minimize these batch failures moving forward; if the remediation steps that we have taken do not reduce our batch failure rate, the risk that the FDA could require us to cease manufacturing KRYSTEXXA until we have been able to reduce our batch failure rate; our reliance on third parties to manufacture, market and distribute KRYSTEXXA; the risk that the market for KRYSTEXXA is smaller than we have anticipated; competition from existing therapies and therapies that are currently under development, including therapies that are significantly less expensive than KRYSTEXXA; our ability to gain market acceptance for KRYSTEXXA among physicians, patients, health care payors and others in the medical community; whether we are able to obtain financing, if needed; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

SOURCE Savient Pharmaceuticals, Inc.

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